                                                                    Exhibit 2(a)




                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made and entered into as of the 18th day of January, 2002 by and between TRANSMATION, INC., an Ohio corporation (hereinafter "Seller") and HUGHES CORPORATION, an Ohio corporation, or its nominee (hereinafter "Buyer").

         WHEREAS, Seller is engaged, in part, in the business of sales and distribution of meter and measurement controls, as well as assembly and meter modification (the "Business"); and

         WHEREAS, Seller desires to sell and Buyer desires to purchase the assets and inventory used by Seller in conducting the Business and the Business as a going concern, upon terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the respective representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                I. SALE OF ASSETS
                                   --------------

         A. ASSETS PURCHASED. Effective as of the Closing Date, as hereinafter specified, Seller shall grant, convey, transfer, assign and deliver to Buyer, by good and marketable title free and clear of all liens, claims security interests and encumbrances and causes of action of any nature whatsoever, and Buyer shall purchase and receive from Seller, the following assets of the Seller that are used exclusively in the Seller's Business (collectively, the "Assets"):

            1. INVENTORY. All raw material, work in process and all finished goods inventory, all meters, parts, measurement devices, and assemblies listed on Schedule I.A.1 to this Agreement (the "Inventory").

            2. PROPERTY AND EQUIPMENT. All machinery and equipment used in the Business, associated spare parts inventories, supplies on hand, furniture, office equipment, computer hardware and software, material handling equipment, racking, shelving, leasehold improvements, listed on Schedule I. A.2 to this Agreement ("Property and Equipment").

            3. CONTRACTS, LEASES, ORDERS, ETC. The rights and obligations of Seller under the agreements and contracts, the open purchase orders with customers, leases, and open purchase orders with vendors, all as listed on
Schedule I.A.3; provided, however, that the Buyer shall not assume any defaults under any of the same.

            4. RECORDS. All of the books and records of Seller relating to the Business, including but not limited to, receivable records, credit histories, sales invoices, vendor invoices, purchase orders, invoices, contracts, customer lists, supplier records, business backlog and all other documents, catalogs and marketing materials used by Seller in the Business, and specifically all records related to the measurement and control business acquired from each EIL Corporation and Metermaster, Inc.

            5. TRADEMARKS AND INTELLECTUAL PROPERTY. The trademarks and trade names and domain names listed on Schedule I.A.5 (collectively, the "Trademarks"). All patents, copyrights, engineering drawings and specifications, customer lists, pricing, marketing material, vendor information, licenses, permits, design material, customer correspondence, templates, designs, customer drawings, and all intangible property of any nature used solely in connection with the Business. Buyer and Seller agree that, except as set forth below, after the Closing, Seller shall have no further right to or claim to use the Trademarks and the Seller shall not use the same after the Closing Date.

            6. SOFTWARE LICENSES. All right, title and interest in the current software licenses used by the Business listed on Schedule I.A.6.

            7. EDI AGREEMENTS. Intentionally Omitted.

            8. ACCOUNTS RECEIVABLES. All accounts receivable of the Business listed on Schedule I.A.8 (the "Accounts Receivable").

            9. DEPOSITS. All prepaids and deposits listed on Schedule I.A.9.

            10. GOODWILL. All goodwill related to the Business and the Business as a going concern.

            12. DOMAIN NAME AND WEBSITE. The Internet domain name
Metermaster.com, the web site for Metermaster.com all related intangible and tangible property rights related to said domain name and web site.

            13. NON-DISCLOSURE RIGHTS. Seller shall partially assign to Buyer the non-disclosure rights as the non-disclosure rights pertain to the Business pursuant to the Agreements between each Samuel Woodside, Ernest J. Vale, Keith Rice, and Linton Equity L.P. on the one part and Transmation, Inc. on the other part dated April 4, 1997 and Confidentiality Agreements, dated February 4, 1999, between each of Raymond E. Grande and Robert A. Resse, Jr. on the one part and Metermaster, Inc. on the other part only and the Non-Compete Agreements between E.I.L Instruments and Transmation Inc. dated April 4, 1997, as they relate to the Non-Compete and Non-Disclosure portion of each of the Non-Compete Consulting and Non-Disclosure Agreement by and between Richard Ringard and E.I.L. Instruments, Inc. dated June 1, 1993, and Non-Compete and Non-Disclosure Agreement by and between Glenda Ringard and E.I.L.

Instruments, Inc. dated June 1, 1993 to the extent and as they pertain to the Business.

         B. CASH AND ASSETS EXCLUDED. The Assets being purchased and sold hereunder do not include the Seller's cash and any deferred tax assets, if any, the leased copier at the Business's Hunt Valley, Maryland location and any assets not described in Section I.A.

         C. LIABILITIES EXCLUDED. The parties agree, understand and acknowledge that this is an asset purchase and Buyer is not assuming any liabilities of any nature whatsoever of Seller, except as specifically set forth herein. Except for those liabilities being assumed by Buyer as set forth herein, Seller shall remain solely responsible and liable for any and all liabilities of the Business up to and including the Closing Date. All the assets conveyed hereunder and the Business as of the Closing Date as well as the liabilities assumed by Buyer as set forth herein, and all receivables and payables, and liabilities of any nature whatsoever created or arising from the ownership and operation of the Business by Buyer subsequent to the Closing Date shall be the sole property, liability and responsibility of Buyer. Buyer is not assuming any liability of Seller related to Seller's sale of products prior to the Closing Date, including but not limited to warranty work or claims or product liability of any nature said liabilities being the sole responsibility of the Seller hereunder. Buyer is not a successor in interest of Seller.

         At the Closing, Buyer shall assume and become responsible to pay, perform and discharge to the extent the same have not been paid, performed or discharged by Seller prior to the Closing only the following debts, obligations and liabilities of Seller and no others:

            1. The amount of customer deposits for goods to be shipped subsequent to the Closing Date which customer deposits are listed on Schedule I.C.1 and for which Buyer receives a purchase price reduction as provided herein;

            2. The duties and obligations arising subsequent to the Closing Date pursuant to the contracts, leases and other items listed on Schedule I.A.3;

            3. The amount of customer credits to the accounts receivable balances as reflected on Seller's aged accounts receivable as of the Closing Date and which are netted to arrive at the total Accounts Receivable balance hereunder.

                         II. PURCHASE PRICE AND PAYMENT
                             --------------------------

         A. PURCHASE PRICE AND ALLOCATION.

            1. ASSETS AND BUSINESS. For the Assets and Business conveyed hereunder, Buyer shall pay to Seller a total purchase price (the "Purchase Price") equal to the sum of Two Million Eight Hundred Eighty Five Thousand Twenty Six and 05/100 Dollars ($2,885,026.05) subject to the adjustments contained herein, plus an amount equal to the Contingency Payment (as defined in Section II.A.4 hereof), if applicable.

            2. PURCHASE PRICE ADJUSTMENTS.

               a. The Purchase Price will be adjusted based upon the book value of the current assets of the Business and the value of the Property and Equipment transferred hereunder as at the Closing Date. On the Closing Date, the Seller shall deliver to the Buyer, in writing, an unaudited estimate of the book value of the current assets of the Business (the "Current Asset Value") and, as of October 31, 2001, the value of the Property and Equipment (the "Property and Equipment Value"), which values shall be attached hereto as Schedule

II.A.2.a. The Current Asset Value shall be based on the sum of the value of the Inventory (, the net Accounts Receivable and any other Assets that, under Generally Accepted Accounting Principles, would be classified as current or short-term assets and which are conveyed to Buyer hereunder. The net value of the Inventory is estimated to be $638,968 as at June 16, 2002. The parties agree that, as of January 14, 2002, the extended cost of the gross Inventory is $1,271,066.81, the Inventory reserve is $445,178.00 and the excluded Inventory Adjustment is $176,037.00, for a net Inventory value, as of January 14, 2002, of $649,851.81. The parties agree that the January 14, 2002 values shall be rolled forward to January 18, 2002 to determine the value of the Inventory on the Closing date for purpose of the adjustment contemplated by this Section. The aggregate value of the Accounts Receivable to be included in the Current Asset Value shall be the total dollar amount of all Accounts Receivable less any reserved amount for doubtful accounts. The Property and Equipment Value shall be based on the book value of the Property and Equipment, less accumulated depreciation, as of October 31, 2001.

         The Buyer shall conduct a physical inventory/audit of the current assets of the Business and the Property and Equipment within 60 days after the Closing Date and will deliver to the Seller, in writing, the Buyer's determination of the Current Asset Value and the Property and Equipment value, each as at the Closing Date. After receiving the Buyer's determination, the Seller will have 15 days to review such determination, together with any work papers used in preparation thereof. The Current Asset Value and/or the Property and Equipment Value determined by Buyer shall be binding on the Seller if it does not deliver a written objection (a "Dispute Notice") to the Buyer within such 15 day period. If the Buyer fails to deliver its written determination of either the Current Asset Value or the Property and Equipment Value within the aforementioned 30 day period, the Buyer shall, for the purposes of this Section II.A.2, be bound by the Current Asset Value and/or the Property and Equipment Value set forth on Schedule II.A.2.a, for which a value was not delivered.

         In the event of a dispute, Buyer and Seller will use their reasonable efforts to resolve any such objections and any resolution by them shall be final and binding on them. If Buyer and Seller do not resolve any such dispute within the thirty (30) days after Buyer's receipt of the Dispute Notice, then Buyer and Seller shall, within five business days, submit the determination of Current Asset Value and/or Property and Equipment Value, or the resolution of only such item(s) thereof as are in dispute, to a firm of independent public accountants agreed upon by Seller and Buyer (the "NEUTRAL ACCOUNTANT"), for computation, verification or resolution in accordance with the provisions of this Agreement. Buyer and Seller will make readily available to such firm all relevant books and records (including work papers of a party's independent public accountants) as such firm reasonably requests and each party will be afforded the opportunity to present to the Neutral Accountant any material relating to the determination and to discuss the determination with the Neutral Accountant; provided, however, that any materials so provided will be provided to all other parties hereto and no such discussions may take place without all other parties hereto being present, in person or otherwise, for the same. Such firm's computation or verification of the Current Asset Value and Property and Equipment Value or resolution of such disputed item(s) thereof (as the case may be), which Buyer and Seller will instruct such firm to deliver to them within thirty (30) days after submission to such firm, will be final and binding upon the parties for all purposes, and such firm's fees and expenses therefor will be borne equally by Buyer and Seller.

         If the Current Asset Value as so finally determined exceeds $1,274,524.00 ("Baseline Current Asset Value"), then the Buyer will pay the amount of such excess amount within ten (10) days after such final determination. If the Current Asset Value is less than the Baseline Current Asset Value, then the Seller will pay the amount of such deficiency to Buyer within ten (10) days after such final determination.

         If the Property and Equipment Value is less than $58,502.00, the Property and Equipment Value, then the Seller will pay the amount of such deficiency to Buyer within ten (10) days after such final determination.

         All payments pursuant to this Section shall be made by wire transfer of immediately available funds to an account or accounts specified by the recipient of such payments, and such payments shall accrue no interest prior to payment on the date specified herein.

               b. If the Buyer does not collect, in full, all Accounts Receivable in existence on the Closing Date within 60 days after the Closing, then Buyer shall permit the Seller to attempt collection of any receivables not so collected by that date. The Seller shall promptly remit any amounts that it collects on such receivables to Buyer. If, by the date that is 90 days after the Closing, the Buyer and/or Seller, as the case may be, have not collected the entire amount of each Account Receivable, the Seller will promptly pay to Buyer an amount equal to the receivables not so collected (net of reserves specifically applicable thereto) and the Buyer will irrevocably assign and transfer all of such uncollected Accounts Receivable to the Seller.

            3. PAYMENT OF PURCHASE PRICE. At the Closing, the Buyer shall pay the Purchase Price to Seller as follows:

               a. ($2,660,026.05) shall be paid in cash or immediately available funds.

               b. The amount of Seventy Five Thousand Dollars ($75,000.00) (the "Escrow Amount Amount") shall be delivered to US Title Agency, Inc., in escrow, for a period not to exceed ninety (90) days at Closing pursuant to the terms of an Escrow Agreement (the "Escrow Agreement").

               c. The amount of One Hundred Fifty Thousand Dollars ($150,000) (the "Holdback Amount") shall be paid to the Seller on October 18, 2002.

            4. CONTINGENCY PAYMENT. Buyer shall pay Seller an additional One Hundred Fifty Thousand Dollars ($150,000.00) (the "Contingency Payment") within thirty (30) days following the one (1) year anniversary of the Closing Date hereunder if Buyer's net sales of products from the MAC Group for the one (1) year period following the Closing Date equal or exceed Eight Million Five Hundred Thousand Dollars ($8,500,000.00). Net Sales shall mean the invoiced amount of the MAC Group products sold less sales returns, allowances, and less credit adjustments. If Buyer's net sales for the MAC Group products are less than Eight Million Five Hundred Thousand Dollars ($8,500,000.00) as defined above, then Seller shall not be entitled to the contingency payment hereunder.

            5. PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated as follows:


                Accounts Receivable                           Book Value at Closing


                Inventory                                     At Value set forth on Schedule II.A.2.a

                Fixed Assets, Leaseholds, Leases,             $750,000.00
                and Templates

                Transmation Printed Catalogues                $140,000.00
                in Stock and at Customers

                Transmation CD Catalogue                      $160,000.00
                in Blank Banner

                Information Technology Agreement              $40,000

                Telephone and Usage Referral Agreement        $175,000

                Transmation Products Rights                   $269,174.05

                Trademarks                                    $20,000.00

                Internet Domain Name                          $15,000.00

                Assigned Non-Disclosure & Non-Competes        $50,000.00
                and Goodwill


               Buyer's attorney shall complete the Asset Acquisition Statement, IRS Form 8594, reflecting said allocations which both parties agree to file with their respective Federal income tax returns within 90 days after the Closing.

                                  III. CLOSING
                                       -------

         A. CLOSING. The closing of the transactions contemplated by this Agreement, the transfer of title and the payment of the consideration shall take place in the offices of Hawkins & Co., LPA located in Cleveland, Ohio on the Closing Date. The Closing Date shall be the date the date hereof.

         B. CLOSING DOCUMENTS/DELIVERIES.

            1. At Closing, Buyer shall deliver to Seller:

               a. Two Million Six Hundred Sixty Thousand and Twenty Six and 05/100 Dollars ($2,660,026.05) of the Purchase Price to Seller by electronic wire transfer.

               b. Seventy Five Thousand Dollars ($75,000) by electronic wire transfer to US Title Agency, Inc. as escrow agent pursuant to the Escrow Agreement.

               c. A duly executed Sub-Lease for the premises located at Hunt Valley, Maryland (the "Sublease").

               d. A duly executed Telephone Usage Agreement (the "Telephone Usage Agreement").

               e. A duly executed IT Agreement (the "IT Agreement").

               f. A duly executed Escrow Agreement.

               g. A duly executed assumption agreement for each contract or item listed on Schedule I.A.3.

            2. At Closing, Seller shall deliver to Buyer:

               a. A Bill of Sale transferring good and marketable title to the Assets purchased hereunder free and clear of any liens, claims, security interests, liabilities or encumbrances of any nature whatsoever.

               b. A duly executed counterpart of each of the Sub-Lease, Telephone Usage Agreement and IT Agreement.

               c. Assignments for each contract listed on Schedule I.A.3 with appropriate consents of other parties.

               d. The results of lien searches from each county and state where any of the assets being conveyed hereunder are located, and termination statements and appropriate release of liens for any liens on the Assets shown by such search results.

               e. Opinion of Seller's Legal Counsel in a form reasonably acceptable to Buyer.

               f. A certificate signed by an officer of Seller confirming that there has been no material adverse condition affecting the Business since March 31, 2001 that was not otherwise disclosed in this Agreement, and including such other representations as set forth in Schedule III.B.2.f.

               g. A certificate signed by an officer of Seller, that all representations and warranties contained herein are true and correct as of the Closing Date.

               h. A duly executed Escrow Agreement.

               i. Seller will deliver to Buyer an assignment in recordable form, assigning to Buyer at Closing any rights, tangible or intangible, it has pursuant to any agreement pursuant to the terms of which it acquired any interest in any asset, or customers or suppliers, or employees from any third party within five (5) years of the Closing Date, including all documents pursuant to the terms of which Seller acquired any such assets or rights, including but not limited to any rights related to the measurement and controls product lines acquired from Meter Master, Inc. and EIL Corporation.

               j. As soon as reasonably feasible following Closing, as agreed by the parties, or if they are unable to agree, then within 14 days of Closing, Seller shall deliver to Buyer, as agreed by the parties, or if they are unable to agree, at the sublease location nearest where said items are currently located, the following:

                    i.)   Up to six (6) years of MAC mailing lists, if available

                    ii.)  The MAC catalogs

                    iii.) All tradesmark, trade name, web site and domain name records and files

                    iv.)  The artwork for the catalog(s)

                    v.) Up to six (6) years of customer order history, if available

                    vi.) Any other assets to be delivered hereunder.

               k. Consent and Release of KeyBank.

         C. CONDUCT OF BUSINESS.

            1. EMPLOYEE RELATED MATTERS.

               a. Attached hereto as Schedule III.C.1 is a current list of all employees (the "Employees") listing the name of each employee of the Business, the date of hire, current compensation and date and amount of last pay increase.

               b. Buyer and Seller agree:

                  1. Seller shall be solely liable and responsible for any payroll including sick pay, accrued and/or unused vacation pay, termination pay, and benefits, and payroll taxes of any nature, causes of action, arising or related to Seller's employment of the Employees up to and including the Closing Date. The Seller agrees to pay all such liabilities on or before the Closing Date.

                  2. Buyer shall be solely liable and responsible for any payroll and payroll taxes and benefits arising or related to Buyer's employment of any Employees, who accept Buyer's offer of employment, commencing upon the day after the Closing Date. Buyer is not assuming any employment-related obligations of Seller.

            2. SUBLEASE AND SPACE USAGE MATTERS.

               a. SUBLEASE. As of the Closing Date, the rent for the Hunt Valley, Maryland facility shall be prorated, with Seller being responsible for the rent up to and including the Closing Date and Buyer shall be responsible for rent subsequent to the Closing Date pursuant to the terms of the Sublease. The utilities for the Hunt Valley, Maryland facility shall also be prorated as of the Closing Date. The parties acknowledge the Hunt Valley, Maryland property shall be occupied by both Buyer and Seller subsequent to the Closing Date. For purposes of the prorations and ongoing allocation of expenses hereunder as the close of business on the Closing Date and thereafter, the Seller shall be responsible for forty percent (40%) of the Hunt Valley, Maryland rent and utilities and Buyer shall be responsible for sixty percent (60%) of the Hunt

Valley, Maryland rent and utilities, subject to the terms of the Sub-lease.

               b. OTHER BUSINESS SPACE. In addition to the space located in Hunt Valley, Maryland, the Seller leases or occupies additional space in connection with the Business located in Rochester, New York (the "Rochester Space"), Houston, Texas (the "Houston Space") and Meriden, Connecticut (the "Connecticut Space"). The Buyer acknowledges and agrees that it will use and occupy each of the Rochester Space, Houston Space and Connecticut Space for a period of up to one year after the Closing Date. In connection with its use and occupancy of such space, the Buyer agrees as follows:

          (1) The Buyer will occupy the Rochester space on a month-to month basis for no more than one year after the Closing Date and will pay the Seller Two Hundred and Fifty Dollars ($250), in advance and on the first day of each month following the Closing Date, for each month or portion thereof that the Buyer occupies such space after Closing. On the Closing Date, the Buyer will pay the Seller a pro rated amount of the above rent for the Rochester Space for the period between the Closing Date and January 31, 2002.

          (2) The Buyer will occupy the Houston Space on a month-to month basis for no more than one year after the Closing Date and will pay the Seller Sixty Five Dollars ($65), in advance and on the first day of each month following the Closing Date, for each month or portion thereof that the Buyer occupies such space after Closing. On the Closing Date, the Buyer will pay the Seller a pro rated amount of the above rent for the Houston Space for the period between the Closing Date and January 31, 2002.

          (3) The Buyer will occupy the Connecticut Space on a month-to-month basis but, in no event, later than May 31, 2002, at which time the Seller's lease of such space expires. The Buyer will occupy the Connecticut Space at no cost for the period between the Closing Date and March 18, 2002. After March 18, 2002, the Buyer will pay the Seller Eight Hundred Dollars ($800), in advance and on the first day of each month following March 18, 2002, for each month or portion thereof that the Buyer occupies such space after March 18, 2002. On March 18, 2002, if the Buyer still occupies the Connecticut Space, the Buyer will pay the Seller a pro rated amount of the above rent for the Connecticut Space for the period between the March 18, 2002 and March 30, 2002.

            3. ACCOUNTS RECEIVABLE; COLLECTION. Seller acknowledges that payments for Accounts Receivable may still be sent to Seller subsequent to the Closing Date. Seller acknowledges that payments on Accounts Receivable received subsequent to Closing shall constitute property of the Buyer hereunder unless such Accounts Receivable are subsequently assigned and transferred to the Seller as contemplated by the last sentence of Section II.A.2.b hereof. Seller agrees to wire to Buyer, on a weekly basis, the aggregate amount of all checks received subsequent to the Closing Date on Accounts Receivable; provided, however, that once the Seller cumulatively receives a total of One Hundred Thousand Dollars ($100,000) or more with respect to Accounts Receivable, the Seller will wire such amount to Buyer on the next business day. The Buyer shall pay the cost of any such wires. Seller shall obtain the consent and release of KeyBank, N.A. of any claims, rights and secured interests in the Accounts Receivable.

            4. CORRESPONDENCE. All communication received in writing pertaining to the Business by Seller subsequent to the Closing Date shall be forwarded to Buyer, at no cost to the Seller.

                            IV. CONDITIONS PRECEDENT
                                --------------------

         A. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The Closing pursuant to this Agreement and the delivery and payment of the Purchase Price at the Closing and all other obligations of the Buyer to be performed under this Agreement on or after the Closing Date shall, at the option of Buyer, be subject to the fulfillment at Closing Date of the following conditions:

            1. COMPLIANCE. All the representation, warranties, and covenants contained herein or referred to herein, and the exhibits attached hereto and all of which are hereby incorporated herein, shall be true and correct in all material aspects on the Closing Date, and not omit a material fact which would make the representations contained herein misleading.

            2. DOCUMENTATION. Seller shall deliver at or prior to the Closing Date, bills of sale, documents of title, instruments, affidavits, assignments of contracts with proper approval of parties (as may be required), certificates, as described herein and such other closing documents which Buyer or its counsel shall reasonably request of Seller, which Buyer or its counsel deem necessary to evidence full and complete transfer to Buyer, free and clear of all liens, security interests and encumbrances, of the Assets the business, and interests sold hereunder, and to consummate the transactions contemplated hereunder. Such documents include, but are not limited to, the documents listed in Section III.B.2 hereof.

            3. MISCELLANEOUS. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before Closing by legal counsel for Buyer and Seller.

         B. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The Closing pursuant to this Agreement and the delivery of the Assets and Business and all of the obligations of Seller to be performed under this Agreement on or after the Closing Date at the option of the Seller shall be subject to the fulfillment at Closing Date of the following:

            1. COMPLIANCE. There shall have been no breach by Buyer in the performance of any of its covenants herein and in any Exhibit or Schedule hereto, and each of the representations and warranties of Buyer contained or referred to in this Agreement and in any Exhibit or Schedule hereto shall be true and correct in all material respects on the Closing Date and not omit a material fact which would make the representation contained herein misleading.

            2. PURCHASE PRICE. The Buyer shall deliver at the Closing Date the Purchase Price as provided for herein.

            3. DOCUMENTS. The Buyer shall have delivered such other closing documents which Buyer or its counsel shall reasonably request of Seller, which Buyer or its counsel deem necessary to effect the transactions contemplated hereby.

            4. MISCELLANEOUS. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before closing by legal counsel for Seller.

                        V. REPRESENTATIONS AND WARRANTIES
                           ------------------------------

         A. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer and agrees as follows:

            1. ORGANIZATION. Seller is a corporation duly formed and organized and validly existing and is in good standing under the laws of the State of Ohio and has the power and authority to own its properties and carry on its business as now conducted.

            2. BINDING AGREEMENT. This Agreement and the transactions contemplated hereunder is a valid and binding Agreement of the Seller in accordance with its terms and Seller has taken all necessary corporate actions to effect this transaction including, but not limited to, having obtained appropriate approval of its Board of Directors.

            3. NO VIOLATION. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not, at the Closing Date, violate, with or without the giving of notice or the lapse of time, or both, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets by reason of any provision of any material indenture, mortgage, deed of trust, pension or retirement plan, or other instrument or agreement, or any order, judgment or decree, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Seller from entering into this Agreement or, at the Closing, from consummating the transactions contemplated hereby according to the terms herein.

            4. GOOD TITLE. Seller has, and at the Closing, Buyer will acquire, good and marketable title to all Assets and the Business to be sold to Buyer hereunder, free and clear of all liens, security interests, encumbrances and claims, and causes of action. The Assets are in good operating condition and repair (ordinary wear and tear excepted) and immediately capable for use in the Business.

            5. COMPLIANCE WITH LAWS.

               a. Except for any violations or noncompliance that do not have a material adverse effect on the Assets or the Business, Seller is in compliance with all laws, regulations, ordinances and orders of and federal, state or local governmental authority relating to the Assets and Business sold (including, without limitation orders of any environmental protection agency), and Seller has no notice or knowledge of any violation or claim of violation by it of any such law, regulation, ordinance or order. There is no judgment or judicial or administrative decree or order with respect to the Assets sold and no action, suit, proceeding or investigation is pending or, to the Seller's knowledge, threatened against Seller which might result in a material adverse change in the Assets sold or the value thereof, or which questions the legality or validity of this Agreement or any action taken or to be taken by the parties hereto in connection with this Agreement.

               b. Seller in the operation of the Business, and use and operation of the Assets, is in compliance with all laws, rules and regulations and ordinances pertaining to the environment, and hazardous waste and there is no violation under any such law, rule, ordinance, or regulation, except for any violations or noncompliance that do not have a material adverse effect on the Assets or the Business.

               c. Seller and Seller's places of Business, and especially the Hunt Valley, Maryland facility, meet all the requirements and standards under the laws and regulations of the Occupational Safety and Hazard Act (OSHA) and are not in violation of the same, except for any violations or non-compliance that do not have a material adverse effect on the Assets on the Business. The Seller has not received any citation or written notice suggesting that it is violating or has violated the laws and regulations of OSHA in connection with the Business.

               d. Seller's methods and procedures used in the Business are in compliance with all laws including those pertaining to the EPA, hazardous waste and OSHA, except for any violations or noncompliance that do not have a material adverse effect on the Assets on the Business. The Seller has not received any citation or written notice suggesting that it is violating or has violated the laws and regulations of the EPA in connection with the Business.

               e. Seller has all necessary permits and licenses, including but not limited to governmental permits and licenses necessary to conduct the Business in its places of business, except for any licenses or permits the failure of which to obtain or maintain do not have a material adverse affect on the Assets or the Business.

            6. BROKER. Seller shall be solely responsible and liable for any Broker or commission fees due Capital Formation Group. At Closing, Seller shall provide Buyer evidence satisfactory to Buyer that Seller has paid or has made arrangements for payment of said fees acceptable to Capital Formation Group, or the same shall be paid from the funds at Closing. Seller represents it has retained no other broker, agent, or finder in relation to this transaction and no fee is owed to any other party as a broker or agency fee as a result of Seller's actions in relation to this transaction.

            7. CONTRACTS, ETC. Schedule I.A.3 lists all contracts and amendments and modifications to the same related to, used in, or involved in the Business that are being transferred to the Buyer. Seller is not in breach of any of the terms of the same except for any breach which would not have a material adverse effect on the Business or the Assets. There are no other contracts, other than those listed on Schedule I.A.3, which pertain to and are material to the Business as a going concern. The Seller does not currently have any Electronic Data Interface agreements in place in connection with the Business

            8. CONDITION OF ASSETS. All tangible assets and properties which are part of the Assets being purchased are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of the Business, and said assets are fit for the purposes which the assets are being used in the Business. The Assets constitute all of the assets necessary for the Buyer to operate the Business after the Closing Date.

            9. ABSENCE OF LITIGATION. Seller is not a party to any action, suit, proceeding or to its knowledge, in any investigation presently pending, nor to its knowledge, are any claims threatened which are related to or might adversely affect the Assets or the Business or the transactions contemplated by this Agreement.

            10. BOOKS AND RECORDS. The books and records of the Business are, in all material respects, complete and correct and have been maintained in accordance with good business practices. Seller's customer and receivable records for the Business accurately reflect the sales and payment practices of the customers of the Business.

            11. FINANCIAL INFORMATION. Seller has furnished to Buyer, Seller's financial information related to Sales, Order Backlog and operating costs, and hereby represents and warrants that the information provided is true and correct. Attached hereto as Schedule V.A.11 is Seller's Order Backlog report, dated as of January 16, 2002, which is true and correct in all material respects. Attached hereto Schedule V.A.11 are unaudited, internally prepared income statements for the Business for the years ended March 31, 2001, 2000, 1999, and 1998 and for the 8 months ended November 30, 2001 ("Financial Statements"). The Financial Statements are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistent with past practice and fairly represent the results of operations, selling, general, and administrative costs and gross margins of the Business. There has been no material adverse change in the Business since March 31, 2001, and the gross margins as reflected therein are still representative of the Business.

            12. TAXES. Seller has paid all payroll taxes, income taxes, franchise taxes, real estate taxes, personal property, sales taxes, excise taxes, and fuel taxes, and other taxes applicable to the Business in the ordinary course as the same become due, and Seller shall remain liable for all of Seller's taxes of any nature subsequent to the Closing Date. Seller represents that Buyer will incur no transferee liability as a result of Closing arising from Seller's unpaid taxes for periods prior to the Closing Date.

            13. COMPLIANCE WITH CONTRACTS. Seller is in compliance with all terms and conditions of the leases, purchase orders, and the contracts listed on
Schedule I.A.3 as of the Closing Date, except for any non-compliance that does not have a material adverse effect.

            14. DEPOSITS. Seller represents that all of its customer deposits as of the Closing Date are listed on Schedule V.A.14. There are no other customer deposits related to the Business as of the Closing Date other than those listed on Schedule V.A.14.

            15. QUALIFICATIONS. The Business is qualified to do business in the states of New York, Baltimore, Florida, Pennsylvania, Connecticut, Texas and any other states or jurisdictions in which the Business is conducted, except where the failure to be so qualified does not have a material adverse effect on the Assets or the Business.

            16. SERVICE PROVIDERS. Seller represents there are no material third party service providers to the Business.

            17. PRESS RELEASES. Seller represents there have been no press releases or other information released to the public pertaining to the sale of the Business, except as listed on set forth on Schedule V.A.17.

            18. HART-SCOTT-RODINO. Seller represents the Hart-Scott-Rodino Act does not apply to the transaction contemplated by this Agreement.

            19. CUSTOMERS AND EMPLOYEES. Seller knows of no vendor or customer who has stated any intention, or likelihood of terminating the customer's or vendor's relationship with the Business currently, as a result of any sale of the Business, or as a result of the transaction contemplated by this Agreement. Seller knows of no employee currently employed in the Business who would refuse to accept employment with the Buyer.

            20. EMPLOYMENT RELATED CLAIMS. Seller has no pending workers' compensation case, or insurance claims related to the Business, nor does Seller, after due inquiry, have knowledge of any circumstances which could give rise to a claim, except for those claims or situations described on Schedule V.A.20.

            21. SOFTWARE LICENSES. All software licenses related to the software used in the Business have been fully paid and Seller has the right to assign the software licenses to Buyer at Closing.

            22. COMMISSIONS. Seller shall fully pay all commissions and costs and expenses due pursuant to its sales representative agreements for all periods prior to and including the Closing Date.

            23. MARYLAND PREMISES. The Hunt Valley, Maryland real property at which the Business is operated does not, to the Seller's knowledge, contain a septic tank, and is served by city water and sewers.

            24. INVENTORY. The Inventory is in good and saleable condition; provided, however, and notwithstanding the foregoing, the Seller makes no representation or warranty with respect to whether any portion of the Inventory is excessive or obsolete or any representation or warranty that any Inventory is slow-moving or has been in inventory for any period of time.

            25. EMPLOYMENT MATTERS.

               (a) (i) Seller has not entered into any collective bargaining agreement or other contract with any employee of the Business, union, labor organization or other employee representative or group of employees and, to Seller's best knowledge, no such organization or party has made or is making any attempt to organize or represent, in any way relating to or affecting the Business, employees of Seller or the Business; (ii) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller with respect to the Business; or any agent, representative or employee thereof, in any way relating to or affecting the Business, and to Seller's best knowledge, there is no basis for any such grievance or arbitration; (iii) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or any state labor authority, or any hearing officer or administrative law judge thereof, against Seller or any Subsidiary, or any agent, representative or employee thereof, in any way relating to or affecting the Business and, to Seller's best knowledge, there is no basis for any such unfair labor practice charge; and (iv) there is not pending or, to Seller's best knowledge, threatened with respect to Seller, or its employees any labor dispute, strike or work stoppage in any way relating to or affecting the Business.

               (b) The Business is in full compliance with all applicable laws, rules, regulations, standards and contracts relating to employment, including those relating to wages, hours, working conditions, leaves of absence, hiring, promotion, equal employment opportunity, collective bargaining, occupational health and safety (including those dealing with employee handling or use of or exposure to hazardous or toxic substances and the training of employees with respect to such substances), and the payment and withholding of taxes, special assessments and other similar obligations, except for any non-compliance that does not have a material adverse effect on the Business, and Seller has not, in any way relating to or affecting the Business, received any notice of any violation of any such law, rule, regulation, standard or contract. Seller and the Business are in full compliance with all applicable affirmative action and equal employment opportunity obligations arising under any state or federal law, regulation, executive order or ordinance or any contract or subcontract with any governmental entity or other Person, except for any noncompliance that would not have a material adverse effect on the Business. Seller and the Business has withheld from the wages and salaries of their employees as is required by law and to the Seller's best knowledge is not liable for any arrears of wages or any tax or penalty in connection therewith.

               (c) There is no employment-related claim, cause of action, grievance, judgment or other adverse charge or decision of any kind in any way relating to or affecting the Business (including any in the nature of employment discrimination of any type, breach of contract, wrongful discharge, retaliation, health, safety or right-to-know violations, child labor violations or non-payment of wages, benefits or wage supplements), under any law, rule, regulation, standard, collective bargaining agreement or other contract, pending against the

Business or Seller related to the Business, or any of their officers, employees or agents, and to Seller's best knowledge, there is no basis for any such claim, cause of action, grievance, judgment or other adverse charge or decision.

               (d) To the Seller's best knowledge, no current or former employee of the Business has any claim against Seller, its officers, employees or agents under any law, rule, regulation, standard or contract on account of or for: (i) overtime pay (other than overtime pay for the current payroll period); (ii) wages or salary for any period other than the current payroll period (other than obligations to employees resulting from Seller's termination of their employment on the Closing Date); (iii) vacation, holiday or other time off pay or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year, or obligations to employees resulting from Seller's termination of their employment on the Closing Date); or (iv) any violation of any law, rule, regulation, standard or contract relating to the payment of wages, fringe benefits, wage supplements or hours of work, which amounts and claims shall remain the sole liability and responsibility of Seller, and Seller will pay the same in full by the respective due dates.

            26. ENVIRONMENTAL.

               (a) As used herein, the term "ENVIRONMENTAL LAWS OR REGULATION" means and includes regulatory programs involving: air emissions; liquid discharges to streams, ponds, ditches or other surface waters, ground waters, or publicly-owned treatment works; disposal of solid and/or hazardous wastes; marking, maintenance and/or removal of electrical equipment containing PCB's; manufacture and/or construction (including renovation) involving asbestos materials; activities in or adjacent to fresh water wetlands, flood hazard areas, coastal zone management areas and/or historic preservation areas; registration, operation, testing and/or removal or replacement of storage tanks for petroleum products and/or hazardous substances; or emergency, planning and community right-to-know laws, including submission of hazardous substance inventory information to federal, state or local authorities.

               (b) Seller's assets and the Business being conveyed hereunder are and have been in full compliance with all applicable Environmental Laws or Regulations, and all orders and directives of federal, state or local governments or governmental authorities relating to Environmental Laws or Regulations, in any way relating to or affecting the Business. The Business has not ever disposed of hazardous or toxic substances, hazardous wastes or petroleum (collectively, ("HAZARDOUS SUBSTANCES")) on any of the premises on which the Business is or has been conducted, and to Seller's best knowledge, there has been no such disposal by any other Person, including any current or prior owner or operator of any of such premises. To Seller's best knowledge, there is no asbestos or asbestos-containing material in any premises on which the Business is or has been conducted.

               (c) (i) to Seller's best knowledge, there are no underground Hazardous Substance storage tanks located on any premises on which the Business is conducted; (ii) Seller has NEVER received any requests for information from federal, state or local agencies concerning the alleged disposal, spill or release of Hazardous Substances on any premises on which the Business is conducted: and (iii) Seller has not ever been and is not now, in any way relating to or affecting the Business, a "potentially responsible party" under the Comprehensive Environmental

Response, Compensation and Liability Act, as amended, or any corresponding state statute. From the date hereof through and including the Closing Date, Seller will immediately provide Buyer with a copy of any notice, citation, complaint or other directive from any Person whereby compliance by Seller, or the Business with Environmental Laws or Regulations is called into question. To the Seller's best knowledge, there have been no spills or discharges of Hazardous Substances on any premised where the Business has been conducted in violation of any Environmental Law or Regulation.

            27. RELATED PARTY TRANSACTIONS. Seller has not, in any way relating to or affecting the Business or any Asset, indebted in any amount whatsoever to, nor is there, in any way relating to or affecting the Business or any Asset, any business relationship, whether under any Contract or otherwise, between Seller (or an Subsidiary) and any Related Party, nor is any Related Party indebted to Seller or any Subsidiary in any amount whatsoever in any way relating to or affecting the Business or any Asset. No Related Party has any interest in any competitor, supplier or customer of the Business, except for immaterial interests in publicly held companies. "RELATED PARTY" means any five percent (5%) or greater stockholder of Seller or of any of its Subsidiaries or any officer, director or any person who was previously an officer or director in the last three (3) years, or any spouse, child or Affiliate of any of the foregoing.

            28. COMMUNICATIONS AND INQUIRIES. Seller agrees to remit, at no cost to Seller, all communications pertaining to the Business, subsequent to Closing, to Buyer. Seller agrees to refer all inquiries received, subsequent to Closing, pertaining to the Business in accordance with the terms of the IT Agreement and Telephone Usage Agreement.

            29. GOING CONCERN. Seller represents that it shall remain an operating business and a going concern for the twelve (12) months following the Closing Date.

         B. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and agrees as follows:

            1. ORGANIZATION. Buyer is a corporation duly formed and organized and validly existing and is in good standing under the laws of the State of Ohio and has the power and authority to own its properties and carry on its business as now conducted.

            2. BINDING AGREEMENT. Buyer possesses full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement as provided herein, and this Agreement is a valid and binding Agreement of Buyer in accordance with its terms.

            3. NO VIOLATION. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereunder will not, at the Closing, violate, with or without the giving of notice or the lapse of time, or both, any provision of law applicable to Buyer and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any provision of any indenture, mortgage, deed of trust, pension or retirement plan, or other instrument or agreement, or any order, judgment or decree to which Buyer is a party or by which Buyer is bound.

            4. BROKER. Buyer has not taken any action or dealt with any person in any manner which will result in any liability of Seller for any brokerage fee or commission or finder's fee with respect to this Agreement or the transactions contemplated hereby. Buyer shall be solely responsible for any claim for commission or finder's fee made by any person or entity from any act or action arising of Buyer.

            5. ABSENCE OF LITIGATION. Buyer is not a party to any action, suit, proceeding or to its knowledge, any investigation presently pending, nor to its knowledge, are any claims threatened which are related to or might adversely affect the transactions contemplated by this Agreement.

                               VI. INDEMNIFICATION
                                   ---------------

         A. INDEMNIFICATION BY SELLER. Seller shall defend, indemnify and hold harmless Buyer, from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable legal fees and disbursements), and including (but not limited) to the claims of any taxing authority or of any creditor of the Seller, caused by or arising out of (1) the breach or alleged breach by Seller of any of its warranties, representations, obligations or agreements contained in this Agreement or (2) any product liability or warranty claims for any products or services sold by the Seller prior to the Closing Date.

         B. INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold harmless Seller from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable legal fees and disbursements), and including (but not limited to) the claims of any creditor of the Buyer, caused by or arising out of the breach or alleged breach by Buyer of any of its warranties, representations, obligations or agreements contained in this Agreement, or arising out of the Buyer's operation of the Business or ownership or use of the Assets subsequent to the Closing.

         C. INDEMNIFICATION PROCEDURES.

            1. All Claims for indemnification by any party will be asserted and resolved as set forth in this Section VI.C. In the event that any written claim or demand for which an indemnifying party would be liable to any indemnified party hereunder is asserted against or sought to be collected from any indemnified party by a third party, such indemnified party will promptly, but in no event more than fifteen (15) days following such indemnified party's receipt of such claim or demand, notify the indemnifying party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim or demand) (the "Claim Notice").

            2. The indemnifying party will have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the indemnified party (a) whether or not the indemnifying party disputes the liability of the indemnifying party to the indemnified party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the indemnified party against such claim or demand. All reasonable costs and expenses incurred by the indemnifying party in defending such claim or demand will be a liability of, and will be paid by, the indemnifying party, subject to the respective limitations set forth in Article VI. In the case an objection is made in writing in accordance with this Section VI.C, the indemnified party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims.

            3. Except as provided in Section VI.C.4., if an indemnifying party notifies the indemnified party within the Notice Period that it desires to defend the indemnified party against such claim or demand, the indemnifying party will have the right to defend the indemnified party by appropriate proceedings with counsel of the Indemnifying party's choosing, and will have the sole power to direct and control such defense. If any indemnified party desires to participate in any such defense it may do so at its sole cost and expense.

            4. If the indemnifying party elects not to defend the indemnified party against such claim or demand, whether by not giving the indemnified party timely notice as provided by Section VI.C.2 or otherwise, then the portion of any such claim or demand as to which the defense by the indemnified party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) will be the liability of the indemnifying party hereunder, subject to the respective limitations set forth in Section VI.F. The indemnified party will use commercially reasonable efforts in the defense of all such claims.

            5. The indemnified party will not settle a claim or demand without the consent of the indemnifying party, which consent will not be unreasonably withheld. The indemnifying party will not, without the prior written consent of the indemnified party, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified party or any affiliate thereof, or impose any obligation on the Indemnified party or any affiliate thereof. Notwithstanding anything herein to the company, if the indemnifying party denies it has any liability for a claim, and refuses to defend, the indemnified party may settle or compromise any claim, and then sue the indemnifying party for indemnification hereunder.

            6. To the extent that the indemnifying party directs, controls or participates in the defense or settlement of any third party claim or demand, the indemnified party will give the indemnifying party and its counsel, during normal business hours, access to the relevant business records and other documents, and will permit them to consult with the employees and counsel of the indemnified party.

         D. SOLE REMEDY. The rights and remedies expressly provided by this
Article VI will constitute the sole and exclusive basis for and means of recourse between the parties with respect to the subject matter hereof, and Buyer and Seller each expressly waives any and all other rights or causes of action with respect to the subject matter hereof that it may have against the other party now or in the future under any law; provided, however: that equitable relief, including the remedies of specific performance and injunction, will be available with respect to the breach of any covenant or agreement to be performed after Closing insofar as and to the extent that such relief would be available under any law, and If a claim is made, and an indemnifying party denies liability, and refuses to indemnify, the indemnified party may pursue any available remedies at law or in equity.

         E. OFFSET. Without limiting any other rights or remedies available to it under this Agreement, Buyer shall be entitled to offset any claim for indemnity under Section VI.A against any payment by Buyer of the Holdback Amount or the Contingency Payment. Buyer may, however, only exercise such right of offset in respect of claims relating to losses actually incurred or claims actually asserted by a third party for which it is entitled to indemnification hereunder in the event that the Buyer has failed to assume the defense of such claim, if it is a third party claim, under Section VI.C. 4 (in which case the amount offset shall not exceed Buyer's good faith estimate of the amount that will ultimately be payable to the person seeking indemnification). If any such claim for indemnification is ultimately resolved in favor of Seller, or if the amount withheld exceeds the amount ultimately payable to such person in respect of such claim, then Buyer shall pay to Seller the excess amount withheld, together with interest thereon for the period such excess amount was withheld at a rate of 8% per year.

         F. INDEMNIFICATION LIMITS. Seller will not be liable to Buyer for any claim or loss under this Article VI unless and until the aggregate amount of all such claims or losses exceeds $20,000, after which point the Seller will indemnify the Buyer for the entire amount of all losses. In no event will Seller's aggregate liability under this Article VI exceed $1,500,000.

         G. GOING CONCERN. If Seller shall fail to remain a going concern for twelve (12) months following the Closing Date, or shall file for protection under the United States Bankruptcy Code, or the laws of any state, or file for a receivorship, such that the Seller's continuing obligations under the Information Technology Agreement, the Sublease or Telephone Usage Agreement are impaired in any manner, then in addition to any other remedies Buyer has at law or in equity, Buyer shall have no further obligation to make any remaining payments due Seller hereunder.

         H. DISTRIBUTION OF PRODUCTS. The Buyer understands that the Seller has the exclusive right to purchase, inventory, promote and resell, among other products, the following products which are manufactured by Fluke Electronics Corp. (collectively the "Products" and each a "Product"): Transmation 2800T, Transmation 2800T-50Q, Transmation 2800T-EXP, Transmation 2950T and Transmation 10AI Loop Isolator, 2900T Universal 2 Wire Temperature, 2950T-50Q Universal 2 Wire Temperature Transmitter, 2950 EXP Universal 2 Wire Temperature Xmitter, 2750T Universal 2 Wire Temperature Transmitter. For period of five (5) years after the Closing Date (the "Distribution Term"), the Seller agrees that it shall only sell the Products to the Buyer, at the Seller's cost, and to no other party. The Distribution Term shall automatically renew for additional one (1) year terms. Notwithstanding the foregoing, the Seller shall not be required to sell a Product to the Buyer if Fluke Electronics Corp. ceases to manufacture such Product or if the Seller looses its right to distribute, purchase or resell such Product. In addition, the covenant contained by this Section VI.H shall automatically terminate if any agreement with respect to the Products terminates or expires.

         I. LAPTOP. The Seller agrees to payoff the lease related to a certain laptop computer used by Gary Spencer on or before the Closing Date.

         J. COPIER. The Buyer and the Seller acknowledge and agree that the Buyer is not assuming the lease for a certain Xerox copier located at the Hunt Valley, Maryland facility. Notwithstanding the foregoing, the Buyer will allow the Seller to use such copier, on a non-exclusive basis, for one month after the Closing in exchange for the Buyer paying the Seller $599 at Closing.

                VII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Except as provided otherwise herein, the representations and warranties and covenants of the parties herein contained shall survive the execution and delivery of this Agreement and the Closing for three (3) years, shall be deemed to have been material and to have been relied upon, and shall not be affected regardless of any investigation that may have been or may be made at any time by, or on behalf of, the party to whom such representations and warranties are made. The representations and warranties in Sections V.A.4 and V.A.25 shall survive for the applicable statute of limitations. All representation made on any schedule or exhibit attached hereto and in any agreement executed in connection herewith shall be deemed to be part of this Agreement.

                                  VIII. RECORDS
                                        -------

         The parties shall keep full and accurate records of the information required by this Agreement. Each party shall make those records relating to this Agreement or required to be kept by this Agreement available for review by a representative of the other party during ordinary business hours of the first party, provided that the other party is given reasonable notice in advance, in writing, of the intended record review. Within ninety (90) days of Closing Date, Buyer's attorneys shall complete Internal Revenue Service Form 8594 consistent with the allocation in Section II.D, setting forth the terms of this transaction which both parties agree to file with their respective Federal income tax returns.

                       IX. NON-COMPETE AND NON-DISCLOSURE
                           ------------------------------

         Seller has represented to Buyer that subsequent to the Closing Date Seller, its divisions, subsidiaries, and affiliates shall not be engaged in the Business. Seller acknowledges this a material inducement to Buyer entering into this Agreement.

         As an inducement to Buyer to enter into this Agreement, Seller agrees as follows:

         A. Seller and Seller's subsidiaries, divisions, and any entity over which Seller has control shall not, for five (5) years following the Closing Date, (except as provided herein in Section VI.H), sell or distribute any products which were sold or distributed by the Business during the three (3) year period prior to the Closing Date; provided, however, that Seller may sell or distribute products that it purchases from a vendor from whom the Business being conveyed hereunder also purchases products, as long as the product so purchased by the Seller was not a product sold or distributed by the Business during the three (3) year period prior to the Closing Date.

         B. Except as contemplated by Section IX.A, Seller shall not invest in, receive commissions, royalties, or fees of any nature from any person or entity engaged in the Business.

         C. Except as contemplated by Section IX.A, Seller shall not consult with, advise, or counsel any person or entity in the Business.

         D. Seller shall not provide any information or records pertaining to the Business or of Seller to any other person or entity other than Buyer; provided, however, that the Seller may disclose such information which: (i) is or becomes a matter of public knowledge through no fault of the Seller or its agents or representatives or breach of this Agreement; (ii) is disclosed pursuant applicable law (including required disclosures under the applicable securities laws), court order or governmental order after prior notice to the Buyer; or (iii) is disclosed by the Seller with the Buyer's prior written consent.

         E. Seller shall not employ any person or entity to whom Buyer offers employment for a period of five (5) years without Buyer's written consent which may be freely withheld.

         F. Upon breach of any of these covenants by Seller, Buyer shall be entitled to injunctive relief in addition to and not in lieu of any other remedies.

                                   X. NOTICES
                                      -------

         All notices and other communications pursuant to this Agreement shall be in writing and be sent by registered or certified mail, postage prepaid, addressed as follow:

                  If to Seller:             Transmation, Inc.
                                            10 Vantage Point Drive
                                            Rochester, NY 14624
                                            Attn: President

                  With Copy to:             James M. Jenkins, Esq.
                                            Harter Secrest & Emery LLP
                                            1600 Bausch & Lomb Place
                                            Rochester, New York  14604

                  If to Buyer:              Hughes Corporation
                                            16900 Foltz Parkway
                                            Strongsville, Ohio  44136
                                            Attn: David E. Hughes

                  With Copy to:             Ann M. Hawkins, Esquire
                                            Hawkins and Company, L.P.A.
                                            1267 West 9th Street, Suite 500
                                            Cleveland, OH  44113

or to such other address as either party shall have specified by notice in writing to the other.

                                XI. GOVERNING LAW
                                    -------------

         This Agreement, its formation, and all transactions contemplated in connection herewith shall be governed, construed and interpreted in accordance with the laws of the State of Ohio, without reference to conflicts of law principles.

                               XII. MISCELLANEOUS
                                    -------------

         A. WAIVERS. Either Buyer or Seller may, by written notice to the other, extend the time for the performance of any of the obligations or other actions of the other party; waive any inaccuracies in the warranties or representations to the other, or in any document delivered pursuant hereto; or waive or modify compliance with any of the terms, conditions, covenants, obligation or performance of the other party. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

         B. BINDING EFFECT, BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assignees. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective successors or assignees, any rights, remedies, obligations or liabilities.

         C. SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be unenforceable in any respect, such unenforceability shall not affect any other provision.

         D. ENTIRE AGREEMENT, MODIFICATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be changed orally. No change, amendment or modification thereof shall be binding unless set forth in writing and signed by the parties hereto.

         E. HEADINGS. Headings used in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         F. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

         G. EXHIBITS AND SCHEDULES. All of the Exhibits and Schedules attached hereto are incorporated herein by reference.

         H. COSTS AND EXPENSES. Each of the parties shall be solely responsible and liable for the attorney fees, accountant fees, advisory fees and any other costs or expenses incurred by the party in relation to transactions described herein. Buyer and the Seller will each be responsible to pay fifty-percent (50%)of any sales tax due on the transfer of Assets hereunder.

         I. BULK SALES. Both parties hereby waive any applicable provisions of any Bulk Sales Law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the date first above written.


                                       SELLER:

                                       TRANSMATION, INC.



                                       BY: /s/ Peter J. Adamski
                                          --------------------------------------
                                          Peter J. Adamski, Vice President
                                          Finance, Chief Financial Officer



                                       BUYER:

                                       HUGHES CORPORATION



                                       BY: /s/ David E. Hughes
                                          --------------------------------------
                                          David E. Hughes, President

SCHEDULES TO ASSET PURCHASE AGREEMENT

Schedule I.A.1                 Inventory
Schedule I.A.2                 Property and Equipment
Schedule I.A.3                 Contracts and Leases
Schedule I.A.5                 Trademarks and Intellectual Property
Schedule I.A.6                 Software Licenses
Schedule I.A.8                 Accounts Receivable
Schedule I.A.9                 Prepayments and Deposits
Schedule I.C.1                 Customer Deposits for Goods Shipped after Closing
                               Date
Schedule II.A.2.a. Current Asset Value & Values of Property, Equipment and Inventory
Schedule III.C.1               Employee Matters
Schedule III.B.2.f.            Officer's Certificate
Schedule V.A.7                 Material Contracts
Schedule V.A.11                Financial Statements
Schedule V.A.14                Customer Deposits at Closing
Schedule V.A.17                Press Releases
Schedule V.A.20                Employment Related Claims